Exhibit 99.1

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THE WALL STREET TRANSCRIPT

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67 Wall Street, New York, NY 10005

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Copyright 2003 WALL STREET TRANSCRIPT CORPORATION

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Website: http//www.twst.com        E-mail: transcript@twst.com

FBR09

October 30, 2003

MATHEW P. WAGNER
President & CEO
First Community Bancorp
120 Wilshire Blvd.
Santa Monica, CA 90401
(310) 458-1521 x271
(310) 451-4555 - FAX
www.firstcommunitybancorp.com

TWST: Give us a very brief history of First Community Bancorp and tell us about your operations today.

Mr. Wagner: First Community Bancorp was formed in the year 1999 and initially served as a holding company for two banks, one based in the desert, near Palm Springs and one based in Rancho Santa Fe, California. They were merged to form First Community Bancorp. Since then we’ve purchased nine other banks and they have been merged into two subsidiary banks, Pacific Western Bank and First National Bank. Pacific Western National Bank and is based in Los Angeles and First National Bank is based in San Diego. We have a total of 32 branches, 13 of which are in the San Diego County under the banner of First National Bank, and 19 of which are branches of Pacific Western National Bank located throughout Los Angeles, Orange Riverside and San Bernardino Counties.

TWST: What is your total asset base, your total deposit base, and where are most of your loans concentrated?

Mr. Wagner: The total asset base is $2.4 billion, and the total deposit base is just short of $2 billion. Our loans are approximately 60% income property related – real  estate both construction and standing mini-perm loans and the rest is all C&I lending. We have a very small amount of consumer lending.

TWST: The last time you spoke to us in December, you had a very optimistic outlook on the economy of California. Now you have a new governor elect. Does that impact any of your operations? How would you characterize California’s economy at this juncture and the impact that it can have on your portfolio?

Mr. Wagner: We can talk about the California economy, but I think it’s more important for us to talk about Southern California, since most of our business is in Southern California. In terms of the California economy generally, there have been some challenges, though we haven’t necessarily felt the impact of these challenges directly in Southern California. Major issues continue to be the State budget deficit, the rising costs of workers compensation and health insurance, and these latter issues, in particular, could eventually prove to be catalysts for businesses to move from California. Notwithstanding these larger issues, I don’t think we felt much impact from them because we are a small to mid-size player in such a substantial market.  I am optimistic about California being able to solve its problems, including our most recent wildfire disasters, but again I don’t think it has really impacted our business in any great way.

TWST: So you are very confident that the real estate loans that the bank has are quite well secured?

Mr. Wagner: I think real estate continues to perform extremely well in Southern California. I can’t speak for the rest of California and the nation, but I think there are a couple of reasons. We still have people coming here and they still need places to live and to work. Affordable housing has been booming because of the interest rate environment. Our real estate has done well because of the low interest rate environment and also I think just a lot of people have shifted their investable assets from perhaps a stock portfolio or the bond market to real estate assets.

TWST: Your bank has been very aggressive in acquisitions and there have been absolutely no de novo banks on the part of First Community Bancorp. Could you explain that strategy to us and your future stance on acquisition?

Mr. Wagner:  De novo branches are a very difficult thing, or even more difficult would be a de novo stand-alone bank. De novo banks traditionally require a long breakeven period, probably two years at best, but the average cumulative breakeven point is probably closer to five years. That never has seemed to make sense to me. A de novo branch probably has a cumulative breakeven point of two and a half to three years. Again, that doesn’t necessarily seem like a good strategy to me, particularly if you have the opportunity to buy the bank across the street and to consolidate their branches into ours and strive toward larger branch size in terms of deposits.  Our acquisition strategy is pretty simple. It’s opportunistic. If a deal comes to us or we source a deal and it makes sense for our shareholders, we’ll do it. Typically, our targets fit our profile of being a commercial bank, mostly business banking versus retail banking, with a deposit base that somewhat mirrors our deposit base or one we could shift to mirror ours.  Obviously we need to be able to buy it for the right price. What we prefer to do is buy the bank across the street because of the consolidation benefits.

TWST: Have you realized the full efficiencies of the integration of the banks that you have acquired?

Mr. Wagner: No, not completely, but we are not far away from doing that. In terms of cost takeouts — hard dollar costs, whether that be people or systems —  I would say the vast majority of that’s done. Every bank that we have purchased so far is fully integrated into our systems platforms, the most recent of which was the Verdugo Banking Company that we bought on August 22nd, and which we fully integrated within days of its purchase. Typically, over the 12 months following an acquisition, we change a variety of things which enhance our cost savings and efficiencies.  We review the loan portfolio and restructure or change it to the extent necessary to fit our loan culture. We reprice deposits to reflect more of our deposit base, which is heavily non-interest bearing.

TWST: Who would you consider as your competition out there in the area that you are operating in? What would you consider as your strengths and advantages?

Mr. Wagner: I think the competition varies between our two banks. In San Diego, you have two kinds of competition. You have the very big banks, Bank of America, Wells Fargo and US Bancorp. They, I think, are competitive because of their size and their types of products. They are particularly good on the retail side, which isn’t something we care much about anyhow. But they don’t have the local feel and that is very important down in San Diego. Our other major competition in San Diego is start up community banks.  I don’t know the exact number, but I believe there could be as many as 15 new de novo banks started in San Diego County since the year 2000.  As banks were purchased and assimilated into large non-San Diego banks, new banks popped up. So you get a lot of competition from them both, not only for your banking customers but also for good employees. So that’s how I would characterize the San Diego market.

The Los Angeles market is much more bifurcated. You have mega banks like Wells Fargo, US Bancorp, Union Bank, Bank of the West, and then there are mid-tier banks, which generally have been ethnic banks with the exception of City National. Then there are all kinds of different community banks that are very regionally focused. So you’ve got a little bit of everything here. The competition is fierce, but I think the real advantage any community bank has against the big banks is the relationship focus, which really distinguishes it from a retail bank. Community banks don’t deliver their commercial products like retail products and they are not product-driven but relationship-driven. And I think that’s our real advantage. We are very responsive to our customers, our credit decisions are made very quickly and we have decentralized most of management with some centralized oversight.

TWST: Is that the big incentive for somebody opening an account at one of  First Community Bancorp branches versus another community bank?

Mr. Wagner: Yes, our expertise in certain types of commercial lending as well as real estate lending, our responsiveness and our ability to deliver quickly.  Additionally, our customers have access to the most senior management.

TWST: How have you been able to keep up your interest margin in such a low interest rate environment?

Mr. Wagner: One of the things that we do when we buy a bank is drop CD rates aggressively because that’s not the kind of deposit base with which to build a core franchise. So we tend to run off that money. We price all of our deposits at the lower end of the market, probably the third-quartile, and we are aggressive about it and act very quickly.

We also try to preserve our net interest margin through the credit side, which is the asset generation side of our business.  With respect to credit, we have two major principles. First and foremost is credit discipline. You don’t want to make mistakes, you have to underwrite as rigorously as possible.  Second is our pricing. We won’t match the market on a lot of products because we believe we can get paid a premium by delivering a better product to our customer. So we won’t go for the lowest rate. If we hear the lowest rate in town is x for a particular type of real estate loan, for example, we don’t jump to match the number.

TWST: How do you make it up on the product side? What are the different products that you’ve introduced to draw a client to pay higher interest rates on his own?

Mr. Wagner: Again we are not product-driven, we are relationship-driven. If a customer can come to us and get a quick answer, a yes or a no on a deal, that’s a big advantage for customers. If we can close the loan much quicker than if they go through a Wall Street conduit or go through the process of trying to book a deal with a major bank which has layers and layers of bureaucracy, that’s where our advantage is.

TWST: When you open a bank and you drop your CD rates, you apparently lose the depositors. How do you appraise them?

Mr. Wagner: What we do is refocus the relationship managers. What we lose are depositors that generally wouldn’t fit our mold anyhow, because they tend to be consumers who are chasing rates. We refocus our relationship managers on what it is that is important to our formula of banking, and that’s core deposits which are typically less rate sensitive.

TWST: What are some of the opportunities that lie ahead for you?

Mr. Wagner:  We are focused on growing loans and core deposits, controlling expenses, and ultimately increasing earnings per share and value for our shareholders.  We focus on these fundamentals every day.

TWST: What about the fact that the yield curve has steepened, has that had any impact on the bank at all?

Mr. Wagner: Not really because we are not a residential mortgage lender or long-term lender. We are generally a prime-based lender so it doesn’t really have a big impact. It’s a matter of what the Fed does with the discount rates.

TWST: In his recent Fed statement, Greenspan said that he intends to keep rates low for the foreseeable future. Do you really believe that is what would happen?

Mr. Wagner: If I knew the answer to that, I wouldn’t be doing this interview, I would be sitting on the beach. I don’t know that we can predict what Mr. Greenspan would do, and I wouldn’t even want to try to. That being said, it’s hard to see where rates could go lower.  I don’t think that there is much chance that rates are going to go down much further, they could but not much.  Additionally, I think all of us believe that it’s probably not realistic to suspect the rates to be at the all time low since 1958 for a very long period of time anyway. So I don’t know if it’s in 2004 or 2005, but eventually rates will creep up.

TWST: Could you share with us your short-term financial outlook and your long-term financial goals?

Mr. Wagner: We don’t give guidance. Our focus has always been on increasing earnings per share and maximizing value for our shareholders.

TWST: What are the analysts’ expectations?

Mr. Wagner: I think you have to look at their reports, and we are covered by three different analysts, Friedman Billings Ramsey, Keefe, Bruyette & Woods and Stifel Nicolaus. I think their numbers are all identical, but we really don’t comment on their expectations because we don’t give guidance.

TWST: Do you have any long-term growth projections for the bank?

Mr. Wagner: Again, I think that borders on guidance and we don’t do that.

TWST: What besides the interest rate environment and the economy do you consider as the biggest obstacles to success for your bank?

Mr. Wagner: I don’t think that we really have any. There are a lot of catastrophic things you can come up with. A major earthquake wouldn’t be a good thing for anybody in California. I think it’s all just out in front of us. We are focused on growing loans and core deposits and that’s what we work for every day.

TWST: What sort of corporate culture have you tried to develop at the bank?

Mr. Wagner: I think the culture is pretty simple. First of all, everybody is very accountable and they have to perform or they don’t get to stick around. Our business model is very, very simple. We don’t have a lot of moving parts to it. It’s about gathering core deposits from business banking customers and making loans that pay back. Credit is king around here. We are conservative in our underwriting.  When we buy a bank, we always inherit a few problem loans, and we aggressively manage our way out of those. Those are the themes that drive our culture.

TWST: Do you expect any significant near-term changes to your balance sheet structure?

Mr. Wagner: No.

TWST: How would you characterize your balance sheet at this point?

Mr. Wagner: On the deposit side we are 39% DDA. Our overall costs of deposits just reported for the third quarter was 45 basis points, which is remarkably low. I don’t think we’ll see a dramatic change to the liability side. In terms of the asset side, our loan to deposit ratio is 78%. As we achieve loan growth, we would like to see our loan-to-deposit ratio increase over time, more into the neighborhood of 85%, maybe a little bit higher than that. We would like to achieve that, while still growing our deposit base. Obviously, there are two ways to get there. Other than that I don’t see any big changes to our balance sheet.

TWST: Is your dividend policy fairly standard or do you review it every quarter?

Mr. Wagner: We don’t review it every quarter. We review it twice a year.

TWST: Currently, what’s your dividend rate?

Mr. Wagner: It’s $0.75 a share annually, and I think the yield is around 2.10% based on our current stock price of $36.00 per share

TWST: Do the financial markets give you recognition for where you have come and where you are going, in your opinion?

Mr. Wagner: I believe we are understood by our investors.  You always want your stock to go up higher, but our stock has increased steadily as we have continued to perform. If you look back, we did a follow-on offering in July of 2002 and it was priced at $24.50 and since then we have grown organically and through acquisitions and increased earnings per share.  Our stock has performed nicely, but we always want to do better and as we continue to earn more for our shareholders we hope the market will recognize that.

TWST: Do you have any special investor relations program to get your message out to shareholders?

Mr. Wagner: No, we don’t and we don’t really intend to change that. We don’t have a dedicated investor relations contact. I am the primary person, along with Vic Santoro, our Chief Financial Officer. I think we are fairly well known by our investor base and particularly institutional investors, and it seems to have worked pretty well for us. We don’t do anything very fancy.

TWST: What message would you like to give to the shareholders?

Mr. Wagner: It’s consistent with what we have always said. First Community Bancorp is a community bank focused in Southern California, in the triangle from Los Angeles to Palm Springs in the desert to San Diego in the south. We are a business bank. We are a bank that essentially is very simple in nature and we gather deposits and make loans that pay back. We don’t do a lot of fee-based or fee-driven business and we don’t intend to start doing that at this point. Credit is a big part of what we are about here. We make loans that pay back and that is very important. It’s not much more sexy than that. That’s about as simple as it gets.

TWST: Thank you. (WT)